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Exhibit 5.4

One Tabor Center, Suite 3000 1200 Seventeenth Street Denver, Colorado 80202-5855	Telephone 303.623.9000 Fax 303.623.9222 www.rothgerber.com
Denver • Colorado Springs • Cheyenne • Casper

August 3, 2004

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Beazer Homes USA, Inc.
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to April Corporation, a Colorado corporation (the "Guarantor"), a subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the resale by the selling securityholders named in the Registration Statement of up to $180,000,000 aggregate principal amount of Beazer's 4 5/8% Convertible Senior Notes due 2024 (the "Notes"), certain subsidiary guarantees (individually, a "Guarantee" and collectively, the "Guarantees") with respect to the Notes, including the Guarantee of the Guarantor, and its $0.01 par value common stock issuable upon conversion of the Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The Notes and the Guarantees have been issued under an indenture, dated as of June 8, 2004 (the "Indenture") among Beazer, as issuer, the subsidiary guarantors named therein and SunTrust Bank, as trustee (the "Trustee").

        In rendering our opinions expressed below, we have examined (1) the Notes, (2) the Guarantee of the Guarantor and the (3) the Indenture (the "Transaction Documents"). In addition, we have reviewed the articles of incorporation, bylaws and relevant minutes of corporate action of the Guarantor. We have also examined a good standing certificate for the Guarantor issued by the Colorado Secretary of State on July 13, 2004.

        In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, or conformed copies, and the authenticity of the originals of all such copies. We have assumed that each natural person executing any agreement or instrument reviewed in connection with this opinion is legally competent to do so.

        In addition, we have relied upon the accuracy of all material factual matters, including, without limitation, representations and warranties, contained in the Transaction Documents, and we have made no independent verification of the matters set forth in such Transaction Documents.

        The phrase "to our knowledge" or "our knowledge" and similar language used herein is intended to be limited to the knowledge of the attorneys in the firm actively engaged in giving substantive attention to the matters referenced in this opinion, based solely upon an examination of the files related to such matters maintained by our firm and inquiry of Ian J. McCarthy, President of the Guarantor ("Our Knowledge"). Except as specified herein, the use of "to Our Knowledge" or "Our Knowledge" or similar language does not imply that we have undertaken any other investigation (i) with other attorneys in this firm, (ii) with any persons outside of our firm, or (iii) as to the accuracy or completeness of any factual representation, information or matter made or furnished in connection with the transactions contemplated in the Transaction Documents.

        Based on the foregoing, we are of the opinion that:

        1.     The Guarantor is validly existing as a corporation, and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee.

        2.     The Guarantor has duly authorized, executed and delivered the Indenture and the Guarantee.

        3.     The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of its stockholders, or (ii) violate any provision of any law, rule or regulation of the state of Colorado or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor which violation would impair its ability to perform its obligations under the Guarantee or (iii) or violate any of its articles of incorporation or bylaws.

        The opinions set forth above are subject to the following qualifications and exceptions:

        In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Colorado. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect.

        This opinion is given as of the date hereof and no undertaking is made to advise you of future events which could have an effect upon the opinions expressed herein. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion.

        The foregoing opinions are being furnished only to you and are solely for your benefit (and the benefit of your permitted successors and assigns) in connection with the Registration Statement. This opinion may not be relied upon by you or your permitted successors or assigns for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Rothgerber Johnson & Lyons LLP

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  Exhibit 5.4